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                                                                 EXHIBIT (c)(10)


                     Amendment to Management Incentive Plan


               RESOLVED, that the Management Incentive Plan is hereby amended so as to add a new Article IX thereto, reading as follows:

         IX.   ESTABLISHMENT OF TRUST TO ASSIST IN PAYING DEFERRED AWARDS

               Grumman Corporation may, for administrative reasons, establish a grantor trust for the benefit of participants receiving deferred awards under the Plan. The assets of such trust will be held separate and apart from other Corporation funds and shall be used exclusively for the purposes set forth in the applicable trust agreement, subject to the following conditions:

               (i) the creation of such trust shall not cause the Plan to be other than "unfunded" for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

               (ii) the Corporation shall be treated as the "grantor" of such trust for purposes of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code, as amended; and

               (iii) such trust agreement shall provide that, in the event of the Corporation's insolvency, the assets held in trust may be used to satisfy claims of the Corporation's general creditors, provided that the rights of such general creditors are enforceable under federal and state law;

               The Corporation may, if it determines such action to be appropriate, establish separate
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               accounts within any such trust for deferred awards payable to individual Plan participants.